PARKERVISION PRICES COMMON STOCK OFFERING

Jacksonville, Fla., March 21, 2013 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision” or the “Company”) today announced the pricing of its previously announced underwritten public offering of 4,100,000 shares of its common stock at a public offering price of $3.25 per share. In connection with the offering, the Company has also granted the underwriter a 45-day option to purchase up to an additional 615,000 shares of common stock to cover over-allotments, if any.  Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as the sole bookrunning manager  for the offering.

Net proceeds from the sale of the shares after underwriting discounts and other offering expenses are expected to be approximately $12.4 million.  If the underwriter exercises its over-allotment option in full, net proceeds from the offering will be approximately $14.3 million.  The Company plans to use the net proceeds from the offering to fund its research, its sales and marketing activities and its infringement litigation, and for other working capital and general corporate purposes.  The offering is subject to customary closing conditions and is expected to close on March 26, 2013.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). These securities may be offered only by means of a prospectus supplement.  A preliminary prospectus supplement relating to the offering was filed with the SEC and a final prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement relating to the offering, together with the accompanying base prospectus included in the registration statement, may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, NY 10022 – Attention: George Mangione, (631) 270-1611 or GMangione@ladenburg.com. Before you invest, you should read the preliminary prospectus supplement or, if available, the final prospectus supplement and the accompanying base prospectus and other documents ParkerVision has filed or will file with the SEC for more complete information about ParkerVision and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. ParkerVision is headquartered in Jacksonville, Florida. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information, including the expected closing of the public offering and the intended use of proceeds from the offering. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2012. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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